CERTIFICATE OF INCUMBENCY


      I, Jeff Prusnofsky, Assistant Secretary of The Dreyfus/Laurel Tax-Free Municipal Funds (the "Fund"), do hereby certify that the following resolution was duly adopted by the Board of Trustees of the Fund by written consent dated March 7, 2000 as if adopted by the affirmative vote of the Board of Trustees at a duly constituted meeting and that such resolution has not been modified or rescinded and remains in full force and effect on the date hereof, with the exception that Mark Kornfeld, Assistant General Counsel, resigned his position as of April 10, 2000:


           RESOLVED, that the following persons be, and they hereby are, elected to the offices set forth opposite their respective names, to serve at the pleasure of the Fund's Board:

           President                           Stephen E. Canter
           Vice President                      Mark N. Jacobs
           Vice President and Treasurer        Joseph Connolly
           Secretary                           Steven F. Newman
           Assistant Secretary                 Jeff Prusnofsky
           Assistant Secretary                 Michael A. Rosenberg
           Assistant Treasurer                 Michael Condon
           Assistant Treasurer                 Gregory S. Gruber


      IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Seal of the Fund on October 24, 2000.






                                          ---------------------
                                          /s/Jeff Prusnofsky
                                          Assistant Secretary

[SEAL]